Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT APPOINTS SAMUEL H. ISRAEL AS GENERAL COUNSEL

Philadelphia, PA — July 17, 2017 — Lannett Company, Inc. (NYSE: LCI) today announced the appointment of Samuel H. Israel as vice president, chief legal officer and general counsel.

“I am very pleased to welcome Sam to the Lannett senior management team,” said Arthur Bedrosian, chief executive officer of Lannett.  “Sam is an exceptional attorney, with more than 20 years of strategic and legal experience representing life sciences and healthcare companies.  For the last 19 years, he served as Lannett’s outside general counsel, coordinating all aspects of the company’s legal work and helping to guide its growth, which will allow him to hit the ground running.  Sam strengthens our team, as well as our ability to expand our business both domestically and globally.”

Prior to joining Lannett, Israel, 55, was a partner with Fox Rothschild, a national, full-service law firm, with 22 offices that provide services in more than 60 practice areas.  He served as chair of the firm’s Pharmaceutical and Biotechnology Practice and handled a variety of commercial litigation matters.  Israel earned a bachelor of science degree in chemical engineering from the University of Pennsylvania and a juris doctor degree with honors from Rutgers University School of Law.  He lives in Philadelphia with his wife and daughter.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

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